UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Markel Corporation

(Exact name of registrant as specified in its charter)

Virginia	54-1959284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4521 Highwoods Parkway Glen Allen, Virginia	23060-6148
(Address of Principal Executive Offices)	(Zip Code)

Markel Corporation Retirement Savings Plan

(Full title of the plan)

D. Michael Jones

Senior Vice President, General Counsel and Secretary

Markel Corporation

4521 Highwoods Parkway

Glen Allen, Virginia 23060-6148

(804) 747-0136

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	100,000	$489.79	$48,979,000	$1,503.66

(1)	Pursuant to Rule 416(a), this Registration Statement also registers such number of additional securities that may be offered pursuant to the terms of the Markel Corporation Retirement Savings Plan which provide for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933. Based on the average of the high and low prices for the registrant’s common shares on the New York Stock Exchange on May 24, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of Markel Corporation (the Company) and the Markel Corporation Retirement Savings Plan (the Plan) filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(3)	The Company’s Current Report on Form 8-K filed February 28, 2007;

(4)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2005;

(5)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed on April 7, 2000 under Section 12(b) of the Securities Exchange Act of 1934, including any amendments to such Registration Statement hereafter filed.

All documents filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Virginia law provides that, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

•	he conducted himself in good faith;

•

he believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and in all other cases that his conduct was at least not opposed to its best interests; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A Virginia corporation, however, may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

In addition, Virginia law permits a corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his willful misconduct or a knowing violation of the criminal law.

Markel Corporation’s Articles of Incorporation provide mandatory indemnification of officers and directors to the full extent permitted by Virginia law and for permissive indemnification of employees and agents to the same extent.

Markel Corporation maintains directors’ and officers’ liability insurance which may provide indemnification, including indemnification against liabilities under the Securities Act of 1933 as amended, to our officers and directors in certain circumstances.

Limitations on Director Liability

Virginia law provides that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his status as director, unless the person asserting liability proves that the breach or failure to perform was in violation of the director’s duty to discharge his duties as a director, including his duties as a member of a committee, in accordance with his good faith business judgment of the best interests of the corporation, provided, that the director, unless he has knowledge or information concerning the matter in question that makes reliance unwarranted, is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

•	one or more officers or employees of the corporation whom the director believes, in good faith, to be reliable and competent in the matters presented;

•	legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are with the person’s professional or expert competence; or

•	a committee of the board of directors of which he is not a member if the director believes, in good faith, that the committee merits confidence.

In addition, Virginia law provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of:

•	the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws; or

•

the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.

Markel Corporation’s Articles of Incorporation provide for the elimination of liability of officers and directors in every instance permitted under Virginia law. The liability of an officer or director is not limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Exhibit Index following signatures. The undersigned Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant: and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions of the Registrant’s articles of incorporation, bylaws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, State of Virginia, on May 31, 2007.

MARKEL CORPORATION

By:	/s/ RICHARD R. WHITT, III
Richard R. Whitt, III Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 31, 2007.

Signature	Title

/s/ ALAN I. KIRSHNER*	Director, Chairman and Chief Executive Officer
Alan I. Kirshner	(Principal Executive Officer)

/s/ ANTHONY F. MARKEL*	President, Director
Anthony F. Markel

/s/ STEVEN A. MARKEL*	Vice-Chairman, Director
Steven A. Markel

/s/ Richard R. Whitt, III	Senior Vice President and Chief Financial Officer
Richard R. Whitt, III	(Principal Financial Officer, Principal Accounting Officer)

/s/ J. ALFRED BROADDUS*	Director
J. Alfred Broaddus

/s/ DOUGLAS C. EBY*	Director
Douglas C. Eby

/s/ LESLIE A. GRANDIS*	Director
Leslie A. Grandis

/s/ Stewart M. Kasen*	Director
Stewart M. Kasen

/s/ Lemuel E. Lewis*	Director
Lemuel E. Lewis

/s/ JAY M. WEINBERG*	Director
Jay M. Weinberg

*By:	/s/ D. Michael Jones
D. Michael Jones Attorney-in-fact

The Plan

Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, State of Virginia, on May 31, 2007.

Markel Corporation Retirement Savings Plan

By:	/s/ Pamela J. Perrott
Pamela J. Perrott
Adminstrative Committee Member

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of Markel Corporation*

4.2	Bylaws of Markel Corporation**

5	Opinion of D. Michael Jones, counsel to the Registrant, filed herewith

23	Consents of KPMG LLP, filed herewith

24	Powers of Attorney, filed herewith

*	Incorporated by reference to Exhibit 3(i) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
**	Incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8 dated August 5, 2003 (Registration No. 333-107661).